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                                                                   EXHIBIT 10.21

                               SEVERANCE AGREEMENT


DEFINITIONS. All the words used in this Severance Agreement have their plain meaning in ordinary English. Specific terms used in this Severance Agreement have the following meanings:

    1. Words such as I and ME include both me and anyone who has or obtains any legal rights or claims through me. My name is JEFFREY M. TRAYNOR.

    2. "COMPANY " means ACTIVE IQ TECHNOLOGIES, INC., and its affiliated entities, and each of them, and past or present officials, managers, agents, officers, directors, employees, shareholders, committees, insurers, indemnitors, successors or assigns of any of the foregoing entities or persons.


COMPANY'S PROMISES. In exchange for My Promises, as set forth below, Company has promised to extend the following consideration to me following the expiration of my right to rescind, but only if I have not exercised my right to revoke or rescind as provided in this Severance Agreement:

     1. The Company will pay me a total severance payment of $135,000, as described in Sections 10 and 12 of my Employment Agreement with the Company dated May 8, 2002, except that such sum will be paid in one lump sum. This payment will be made on the date of this agreement and will be subject to applicable federal and state income tax, FICA withholding and any other routine withholdings made by Company.
     2. All outstanding options to purchase shares of the Company common stock that have been granted to me by the Company shall expire in accordance with their respective terms.
     3. The Company will make available to me COBRA benefits as provided for in the Company's current Employee Handbook.


MY CLAIMS. The claims I am releasing include all of my rights to any relief of any kind from Company, including, but not limited to:

     1.  All claims I have now, whether or not I now know about the claims;
     2.  All claims for attorney's fees or other legal costs;
     3. All claims for alleged discrimination against me and any other rights and claims under Title VII, the Age Discrimination in Employment Act ("ADEA"), the Minnesota Human Rights Act ("MHRA"), the Americans with Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), or any other federal, state, or local law;
     4. All claims arising out of my employment or my separation from employment with Company, including, but not limited to, any alleged breach of contract, wrongful termination, defamation, invasion of privacy or intentional infliction of emotional distress;
     5. All claims for any other alleged unlawful employment practices arising out of or relating to my employment or my separation from employment; and
     6. All claims for any other form of pay, for example holiday pay, vacation pay, severance pay, bonus pay and sick pay, subject to the payment of my regular base salary plus accrued vacation through the date of this agreement.



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MY PROMISES. In exchange for receiving the payments and other consideration set forth in this Severance Agreement, I promise to give up all my claims against Company. I fully and finally release, give up, and otherwise relinquish all of my rights and claims against Company, including, for example, rights and claims under Title VII, the ADEA, MHRA, ADA and FMLA. I will not bring any lawsuits or make any other demands against Company, except if necessary to enforce the provisions of this Severance Agreement. The money and benefits I will receive as set forth in this Severance Agreement are full and fair payment for the release of all my rights and claims. Company does not owe me anything in addition to what I will receive under this Severance Agreement. The consideration extended by Company in this Severance Agreement in return for my release of rights and claims is more than anything of value to which I am already entitled.

         I agree that my obligation to comply with the restrictions contained in the Employment Agreement between me and Company dated May 8, 2002, specifically paragraphs 7, 8, 9, 12 and 13 (the "Restrictive Covenants"), shall survive the termination of my employment with Company. I acknowledge and agree that, when this Severance Agreement becomes effective, the remaining provisions of my employment agreement shall terminate and have no further force or effect.

         I agree to cooperate with Company now and in the future concerning aspects of Company's business, including, but not limited to, the obligation to answer any reasonable questions presented by Company to me and the obligation to assist Company in the defense of any claim against Company. I further agree that, through April 30, 2003, I will make myself available to provide consulting and other services to the Company, at no additional charge, as reasonably requested from time to time by the Company.

         I agree that I have returned all of Company's confidential and proprietary information, documents, computer disks, computer files, and other property in my possession or under my control. If I later discover that I am still in possession of such information or property, I will immediately return them to the Company.

         I agree that I will keep the terms of this Severance Agreement confidential and that I will not disclose any of its terms to any third party, other than to my spouse, accountant and legal counsel. In turn, my spouse, accountant and legal counsel shall be advised regarding the confidentiality provisions of this Severance Agreement and must agree to maintain the confidentiality of this Severance Agreement as a condition of disclosure.

I understand that my representations are material, and Company is relying on my representations to enter into this Severance Agreement with me. The covenants and undertakings of this section shall survive termination of this Severance Agreement.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS.

     1. Company does not admit that it is responsible or legally obligated to me, and in fact Company denies that it is responsible or legally obligated to me for any amount even though it has paid me to release my claims.
     2. Both Company and I agree not to disparage the other now or in the future.
     3. My separation from employment by the Company is effective the date that this Severance Agreement is executed. Company and I both admit that this Severance Agreement results from an agreement to separate on mutually agreeable terms, and that I was not terminated by the Company nor did I first agree to quit employment. Company desires to offer

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         severance benefits to me and I understand that my eligibility to receive such benefits depends upon my signing this agreement.
     4. This Severance Agreement constitutes the entire understanding between me and Company and supersedes all prior discussions, representations, and negotiations with respect to the matters herein relating to my employment and the termination of my employment, except that the Restrictive Covenants survive the termination of my employment.
     5. Company an I understand that I have resigned as Chief Financial Officer and Secretary of the Company as of the date this Severance Agreement is signed by me. I have also resigned all other offices and positions that I have held with subsidiaries of the Company as of such date. Company and I understand and agree that Company has paid me all money due up to and including my employment separation date, which amount included all benefits and other pay due and owing to me from Company.


RIGHTS TO CONSIDER AND REVOKE OR RESCIND.

     1. I understand that I am advised by Company to consult an attorney prior to signing this Severance Agreement.
     2. I further understand that I have forty-five (45) days to consider my waiver of rights and claims of age discrimination under the ADEA, beginning March 11, 2003, the date on which I received this Severance Agreement. If I sign this Severance Agreement, I understand that I will then be entitled to revoke my release of any rights and claims of age discrimination under the ADEA within seven (7) days of executing it, and the release of my ADEA rights and claims shall not become effective or enforceable until the seven-day period has expired. If I choose to revoke my release of claims under the ADEA, I must immediately return all severance payments made by the Company to me, as described in Paragraph 1 under the heading "Company's Promises," above.
     3. I further understand that I have the right to rescind this release of discrimination rights and claims under the MHRA within fifteen (15) calendar days of the date upon which I sign it. I understand that, if I desire to rescind my release of discrimination rights and claims under the MHRA, I must put my rescission request in writing and deliver it to Company by hand or by mail within 15 calendar days of the date of execution of this Severance Agreement by me. I agree that, if I choose to rescind my release of claims under the MHRA, I will immediately return the entire severance payments made to me by the Company (as described in Paragraph 1, above, under the heading "Company's Promises"). If I deliver my rescission request by mail, it must be:

              a. postmarked within 15 calendar days of the day on which I sign this Severance Agreement;
              b. addressed to Chief Executive Officer, Active IQ Technologies, Inc., 5720 Smetana Drive, Suite 101, Minnetonka, MN 55343; and
              c.  sent by certified mail, return receipt requested.


         I understand that if I revoke or rescind this Severance Agreement, all of Company's obligations under this Severance Agreement will immediately cease, I will be required to return all of the severance payments paid to me by the Company and the Company will not pay me any of the additional money or benefits in this Severance Agreement.



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         I have read this Severance Agreement carefully and understand all of its terms. In agreeing to sign this Severance Agreement, I have not relied on any statements or explanations made by Company, its agents or its attorneys.

Dated:  March 14, 2003             /s/ Jeffrey M. Traynor
                                   ----------------------
                                   Jeffrey M. Traynor



                                   ACTIVE IQ TECHNOLOGIES, INC.


Dated:  March 14, 2003             By: /s/ Jack A. Johnson
                                      -------------------
                                      Its: President and Chief Executive Officer